EX 99.1

FOR IMMEDIATE RELEASE

For further information contact:

Frank J.M. ten Brink at (847) 607-2012

STERICYCLE, INC. COMPLETES ACQUISITION OF MEDSERVE, INC.

Lake Forest, Illinois, December 7, 2009—Stericycle, Inc. (NASDAQ:SRCL), announced today that it had completed its pending acquisition of MedServe, Inc., which is now a wholly-owned subsidiary of Stericycle’s. The transaction closed on Friday, December 4, following our receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) on Monday, November 30, 2009.

MedServe’s annual revenues, as adjusted for the required divestiture of certain large quantity generator MedServe assets in Kansas, Missouri, Nebraska and Oklahoma  as a condition of HSR clearance, are approximately $36.0 million. As we have previously disclosed, we anticipate that the MedServe acquisition will be accretive to earnings over the 12 months following closing by approximately $0.02 per share prior to any acquisition transition and transaction expenses, with the accretion largely occurring in the second half of the 12 month period.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.